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EXHIBIT 15
HUDSON FOODS, INC. AND SUBSIDIARIES
LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:         Hudson Foods, Inc.
            Registration on Forms S-8

We are aware that our report dated April 25, 1995 on our review of the interim financial information of Hudson Foods, Inc. for the periods ended April 1, 1995 and April 2, 1994, and included in this Form 10-Q is incorporated by reference in the Company's registration statement on Form S-8 (File nos. 33-36690 and 33-41839). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



Coopers & Lybrand L.L.P.

Tulsa, Oklahoma
May 5, 1995

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